Exhibit 10.32

STATE OF NORTH CAROLINA

COUNTY OF DURHAM                                                                                                                   THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Third Amendment”) is made and entered into as of the 28 day of June 2002, by and between ROYAL CENTER ONE IC, LLC, a Delaware limited liability company (“Landlord”) [successor-in-interest to Imperial Center Limited Partnership, a North Carolina limited partnership (“ICLP”)] and INSPIRE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

A.    ICLP and Tenant have entered into a Lease dated as of May 17, 1995, as amended (as amended, the “Existing Lease”) for certain premises consisting of approximately 6,495 rentable square feet of space (the “Original Premises”) in that certain building known as Royal Center I (the “Building”) located at 4222 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

B.    ICLP and Tenant entered into a Rider and Amendment to Lease dated August 2, 1995 setting forth the term and rent commencement dates in addition to other modifications;

C.    ICLP and Tenant entered into an Amendment to Lease dated August 30, 1995 expanding the Original Premises to include additional space in the Building containing 3,280 rentable square feet (the “Kelly Green Scapes Space”) (the Original Premises when combined with the Kelly Green Scapes Space being hereinafter referred to as the “Expanded Premises”) such that the Expanded Premises contained a total of 9,775 rentable square feet;

D.    ICLP transferred all of its interest in the Building, and the Existing Lease, to Petula Associates, Ltd. (“Petula”) and The SBJ Growth, L.P. (“SBJ”) on March 31, 1999;

E.    SBJ transferred all of its interest in the Building, and the Existing Lease, to Principal Life Insurance Company (“PLIC”) on June 1,1999;

F.    Petula and PLIC, collectively, transferred all of its interest in the Building, and the Existing Lease, to Landlord on September 1, 2000 pursuant to those certain Deeds recorded in Deed Book 2902, Page 739 and Deed Book 2902, Page 745 of the Durham County Public Registry; and

G.    Landlord (as successor-in-interest to ICLP) and Tenant desire to amend the terms of the Existing Lease: (i) to extend the term of the Existing Lease, and (ii) to modify certain other terms and conditions of the Existing Lease. For purposes hereof, the Existing Lease as amended by this Third Amendment is referred to as the “Lease.”

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

1.     Recitals.    The recitals shall form a part of this Third Amendment.

2.     Term.    The Term of the Lease for the Expanded Premises shall be extended and shall continue for a period of four (4) years and one (1) month (the “Extension Term”), commencing on November 1, 2002 and expiring on November 30, 2006.

3.     Rental.    Notwithstanding anything in the Existing Lease to the contrary, beginning on November 1, 2002 and continuing throughout the remainder of the Extension Term, Tenant shall pay Minimum Rental for the Expanded Premises as follows:

Period	Minimum Rental per rentable square foot:	Annual Minimum Rental:	Monthly Minimum Rental:
11/1/02 to 11/30/03	$10.40	$101,660.04	$8,471.67
12/1/03 to 11/30/04	$10.71	$104,690.28	$8,724.19
12/1/04 to 11/30/05	$11.04	$107,916.00	$8,993.00
12/1/05 to 11/30/06	$11.37	$111,141.72	$9,261.81

Tenant shall continue to pay its proportionate share of expenses (based on the Expanded Premises) as set forth in Section 4 of the Lease throughout the Extension Term, including insurance costs, taxes and operating expense charges, and any other amounts due and payable under the Lease.

4.     Tenant Leasehold Improvements.    Landlord shall provide Tenant with an improvement allowance in the amount of up to Thirty-Nine Thousand One Hundred and No/100 Dollars ($39,100.00) (the “Allowance”) [which represents $4.00 per rentable square foot of the Expanded Premises] for the design and construction of Tenant’s permanent leasehold improvements within the Expanded Premises in accordance with plans and specifications (the “Expansion Plans”) to be agreed upon by Landlord and Tenant, including the cost of architectural services, design fees, engineering documents and building permits. Tenant shall deliver the Expansion Plans to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, and Landlord agrees to provide Tenant with notice of any objections to the Expansion Plans within twenty (20) days after Landlord’s receipt of same. Once the Expansion Plans have been approved by Landlord, Tenant shall be responsible for the installation of the improvements in the Expanded Premises in accordance with the Expansion Plans. The general contractor retained by Tenant to install said improvements shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

In no event shall the Allowance be used for any costs associated with Tenant’s personal property, equipment, trade fixtures or other items of a non-permanent nature installed in the Premises, including without limitation, telephone and data cable lines. If the cost of completing Tenant’s leasehold improvements exceeds the Allowance, Tenant shall be exclusively responsible for the payment of such amount and shall indemnify and hold Landlord harmless from and against any and all damages, liabilities, costs or penalties associated with Tenant’s failure to pay same in a timely manner. The Allowance shall be administered and disbursed in a manner consistent with the terms and conditions of the Existing Lease governing the disbursement of the original Tenant Improvement Allowance. Except as otherwise provided herein, Tenant shall continue to occupy the Expanded Premises in its “as-is, where-is” condition without any further improvements thereto by Landlord.

5.     Broker.    Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except Tri Properties, Inc. and Advantis GVA (collectively, the “Broker”). Tenant agrees to indemnify and save Landlord and Landlord’s agent, Tri Properties, Inc. harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Amendment. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Amendment. Landlord expressly agrees and acknowledges that Landlord is solely responsible for the full payment of any and all leasing commissions due Broker pursuant to a separate written agreement with Broker.

6.     Ratification.    Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect.

[Remainder of Page Left Blank Intentionally)

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Third Amendment as of the day and year first above written.

LANDLORD:

ROYAL CENTER IC, LLC,
a Delaware limited liability company

By: PRINCIPAL CAPITAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized agent

By:	/s/ MARK F. SCHOLZ
Name:	Mark F. Scholz
Title:	Investment Director
Asset Management

Date: 7/12/02

By:
Name:
Its:

Date:

TENANT:

INSPIRE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ MARY BENNETT
Name:	Mary Bennett
Its:	/s/ MB

Date: 28 June 02

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